SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 28, 2012

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	0-22750	33-02224120
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7676 Hazard Center Drive, Suite 1500
San Diego, California 92108
(Address of principal executive office)
Issuer's telephone number:  (619) 881-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On October 28, 2012, a Securities Purchase Agreement (the “Purchase Agreement”) was entered into by and among Royale Energy, Inc.  (the “Company”) and certain institutional investors (the “Buyers”).  Upon the terms and subject to the Purchase Agreement, the Company agreed to sell Notes (defined below) and Warrants (defined below) to the Buyers pursuant to a currently effective shelf registration statement on Form S-3 (Registration Number 333-178484) (the "Registration Statement").  C.K. Cooper & Company, Inc. (“CKCC”), as placement agent, acted on a best efforts basis for the offering and will receive a placement fee equal to 5% of the gross proceeds raised from this transaction.

We expect the consummation of the transactions contemplated by the Purchase Agreement to occur later today or on October 30, 2012, subject to the satisfaction of customary closing conditions.

Description of Notes

We agreed to sell notes in the aggregate original principal amount of $3,333,333.33, which Notes are convertible into shares of our common stock (the “Notes”)..

The Notes will be issued with an original issue discount of approximately 10%, and the aggregate purchase price of all the Notes will be $3,000,000. The Notes are not interest bearing unless we are in default on the Notes, in which case the Notes carry an interest rate of 18% per annum.

The Notes are initially convertible into shares of the Company’s common stock at a conversion price of $4.50 per share, provided that if we make certain dilutive issuances (with limited exceptions), the conversion price of the Notes will be lowered to the per share price for the dilutive issuances. We are required to repay the Notes in cash upon the maturity date on December 31, 2014.

Optional Redemption by Holders

During each calendar quarter from January 1, 2013 through December 31, 2014, each of the holders of the Notes shall have the right, in its sole discretion, to require the Company to redeem up to 25% of the original principal amount of such holder’s Note each quarter.  If a holder elects to redeem a portion of the Notes in any calendar quarter, we are required to redeem the Notes in cash at the rate of 102.5% of the amount redeemed plus all accrued and unpaid interest and late charges unless we elect for an automatic conversion of the redemption amount to occur.

To elect for an automatic conversion to occur, we must make an irrevocable decision for the automatic conversion to occur within 2 trading days after delivery of a holder’s redemption notice.  The automatic conversion will then occur 21 trading days after we elect for the automatic conversion to occur (the “Automatic Conversion Date”), and the automatic conversion will convert the amount submitted for redemption amount into our shares of common stock at a price equal to the lower of (i) the conversion price then in effect and (ii) 80% of the average of the volume weighted average prices of our common stock during the 20 trading day period prior to the applicable Automatic Conversion Date (the “Automatic Conversion Price”). If we elect for an automatic conversion to occur, we must deliver a number of shares of our common stock to the redeeming Note holder one day after such election equal to the redemption amount divided by the lower of the conversion price then in effect and 80% of the average of the volume weighted average prices of our shares prior to the election date (the “Pre-Automatic Conversion Price”). On Automatic Conversion Date, to the extent we owe the Note holders additional shares as a result of the Automatic Conversion Price being less than the Pre-Automatic Conversion Price, we will issue the Note holder additional shares, and to the extent we have issued excess shares as a result of the Automatic Conversion Price being greater than the Pre-Automatic Conversion Price, then such shares will be applied to future payments.

If an event of default occurs under the Notes, we must redeem the Notes in cash at the greater of 135% of the unconverted principal amount or 135% of the greatest equity value of the shares of common stock underlying the Notes from the date of the default until the redemption is completed.

If a “fundamental transaction” (such as a merger, consolidation, change of control, sale of all or substantially all of our assets or other similar transactions) occurs, the Note holders have the right to have their notes redeemed in cash for an amount equal to 135% of the greatest of (i) the amount required to be redeemed by the Note holder, (ii) the greatest equity value of the shares of common stock underlying the Notes during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of such fundamental transaction and (y) the public announcement of such fundamental transaction and ending on the date the holder delivers the redemption notice to us and (iii) the consideration to be paid for our common stock underlying the portion of the Note submitted for redemption in connection with such fundamental transaction.

The conversion price of the Notes is also subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

Description of Warrants

We also agreed to sell to the purchasers of the Notes Series E Warrants to acquire shares of our common stock (the “Warrants”).

The Warrants are exercisable in whole or in part any time after the six month and one day anniversary of the date of issuance.  The Warrants provide that the holders are entitled to purchase an aggregate of 500,000 shares at an initial exercise price of $3.00 per share.

If we make certain dilutive issuances (with limited exceptions), the exercise price of the Warrants will be lowered to the per share price for the dilutive issuances, subject to a floor price of $2.98 per share until we obtain shareholder approval (as discussed below).

To the extent we enter into a fundamental transaction (as defined above), each Warrant holder may require us purchase its Warrant for its Black-Scholes value.

The exercise price of the Warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

Limitations on Exercise

Until we receive shareholder approval, we may not issue to the holders of the Notes upon their conversion 20% or more of our common stock outstanding on the date hereof. The conversion and exercisability of the Notes and Warrants may be limited if, upon conversion or exercise thereof, the holder or any of its affiliates would beneficially own more than 4.9% of our common stock.

Shareholder Approval; Other Covenants

We have agreed in the Purchase Agreement to, among other things, (i) not issue any securities for each period commencing on the date of receipt of an optional redemption notice and ending 20 trading days following the redemption required by such optional redemption notice, subject to certain limited exceptions, (ii) not to enter into a variable rate transaction at any time until the earlier of two years from the closing date or the date on which none of the Notes or Warrants are outstanding, and (iii)  to allow the investors to participate in future issuances of securities, subject to certain exceptions, for a period of one year from the date hereof.  In addition, we have agreed to hold a shareholders’ meeting no later than June 30, 2013, to approve: (A) an amendment of our Articles of Incorporation to increase the Company’s authorized capital stock to 51,000,000 shares, including 50,000,000 shares of common stock and 1,000,000 shares of preferred stock; and (B) making the exchange cap in the Notes and the floor price on the exercise price of the Warrants inapplicable with respect to issuances of common stock in excess of the exchange cap in the Notes and below the floor price in the Warrants in accordance with Nasdaq rules.

Important Notice Regarding the Purchase Agreement, Note and Warrant

The foregoing descriptions of the Purchase Agreement, the Notes and the Warrants and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the Purchase Agreement, the Notes and the Warrants. Copies of the Purchase Agreement, the Notes and the Warrants are attached hereto as exhibits and are incorporated herein by reference.

The Purchase Agreement, the Notes and the Warrants have been included to provide investors and security holders with information regarding its terms. They are not intended to provide any other financial information about us or our subsidiaries and affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Purchase Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of us or our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures by us.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01  Other Events

An affiliate of one of the institutional investors has also agreed to waive the adjustment portion of the anti-dilution provision in an outstanding warrant issued in connection with a 2008 transaction solely in connection with this transaction.  The waiver letter is attached to this report as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

Exhibit 4.1                      Form of Notes

Exhibit 4.2                      Form of Warrants

Exhibit 10.1                    Securities Purchase Agreement

Exhibit 10.2                    Placement Agent Agreement

Exhibit 99.1                    Waiver Letter
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYALE ENERGY, INC.

Date: October 29, 2012	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer